UNSECURED PROMISSORY NOTE

$3,000,000                                        August 29, 2000

     FOR VALUE RECEIVED, the undersigned, PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation ("Maker"), promises to pay to the order of RBB BANK AKTIENGESELLSCHAFT, a bank organized under the laws of Austria, and having its principal offices at Burgring 16, 8010 Graz, Austria ("Payee"), in lawful money of the United States of America, the principal sum of Three Million and no/100 Dollars ($3,000,000), together with interest on the unpaid principal balance at an annual rate equal to 12.0% in the manner provided below. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed.

1. PAYMENTS

1.1 PRINCIPAL AND INTEREST

The principal amount of this Note and accrued interest thereon shall be payable in full on November 29, 2000.

1.2 MANNER OF PAYMENT

All payments of principal and interest on this Note shall be delivered to Payee within ten (10) days of the due date described in Section 1.1 at Burgring 16, 8101 Graz, Austria or at such other place as Payee shall designate to Maker in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Delaware.

1.3 PREPAYMENT

Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to reduce the principal under the Note.

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2. DEFAULTS

2.1 EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder
("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen
(15) days after Payee notifies Maker in writing of such failure to pay;

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall
(i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case;
(iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or for substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 90 days.

2.2 REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured by Maker or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

3. MISCELLANEOUS

3.1 WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim

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or  right of Payee arising out of this Note can be discharged  by
Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 NOTICES

Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing, by hand or by fax, by certified or registered mail, return receipt requested, postage prepaid, or by U.S. Express Mail service, or by private overnight mail service (e.g., Federal Express). Any such notice shall be deemed to have been given (i) on the business day actually received if given by hand or by fax,
(ii) on the business day immediately subsequent to mailing, if sent by U.S. Express Mail service or private overnight mail service, or (iii) five (5) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 3.2):

If to the Maker:    c/o Dr. Louis F. Centofanti
                    Perma-Fix Environmental Services, Inc.
                    1940 Northwest 67th Place
                    Gainesville, Florida 32653
                    Fax No.: (352) 373-0040

with copies simultaneously
by like means to:   Irwin H. Steinhorn, Esquire
                    Conner & Winters
                    One Leadership Square, Suite 1700
                    211 North Robinson
                    Oklahoma City, Oklahoma 73102
                    Fax No.: (405) 232-2695

If to the Payee:    Herbert Strauss
                    RBB Bank Aktiengesellschaft
                    Burgring 16, 8010 Graz, Austria
                    Fax No.: 011-43-316-8072 ext. 392




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3.3 SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4 GOVERNING LAW

This Note will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

3.5 PARTIES IN INTEREST

This Note shall bind Maker and its successors and assigns.

3.6 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.


                         PERMA-FIX ENVIRONMENTAL SERVICES, INC.,
                         a Delaware corporation


                         By:  /s/ Louis Centofanti
                              ___________________________________
                               Dr. Louis F. Centofanti, President



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